A special meeting of shareholders was held on November 18, 2015. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.
	# of Votes	% of Votes
Elizabeth S. Acton
Affirmative	7,546,614,600.94	97.201
Withheld	217,366,217.66	2.799
TOTAL	7,763,980,818.60	100.000
John Engler
Affirmative	7,502,577,017.34	96.634
Withheld	261,403,801.26	3.366
TOTAL	7,763,980,818.60	100.000
Albert R. Gamper, Jr.
Affirmative	7,511,763,106.43	96.752
Withheld	252,217,712.17	3.248
TOTAL	7,763,980,818.60	100.000
Robert F. Gartland
Affirmative	7,537,508,568.37	97.084
Withheld	226,472,250.23	2.916
TOTAL	7,763,980,818.60	100.000
Abigail P. Johnson
Affirmative	7,530,248,578.55	96.990
Withheld	233,732,240.05	3.010
TOTAL	7,763,980,818.60	100.000
Arthur E. Johnson
Affirmative	7,525,087,012.71	96.924
Withheld	238,893,805.89	3.076
TOTAL	7,763,980,818.60	100.000
Michael E. Kenneally
Affirmative	7,542,514,319.16	97.148
Withheld	221,466,499.44	2.852
TOTAL	7,763,980,818.60	100.000
James H. Keyes
Affirmative	7,503,648,841.59	96.647
Withheld	260,331,977.01	3.353
TOTAL	7,763,980,818.60	100.000
Marie L. Knowles
Affirmative	7,530,969,640.02	96.999
Withheld	233,011,178.58	3.001
TOTAL	7,763,980,818.60	100.000
Geoffrey A. von Kuhn
Affirmative	7,530,482,421.83	96.993
Withheld	233,498,396.77	3.007
TOTAL	7,763,980,818.60	100.000
Proposal 1 denotes trust wide proposal and voting results.